                                                                     Exhibit 8.2


1 August 2001

Ladies and Gentlemen,

FMC TRUST FINANCE S.A.R.L. LUXEMBOURG-III
FRESENIUS MEDICAL CARE CAPITAL TRUST IV
FRESENIUS MEDICAL CARE CAPITAL TRUST V

You have requested our opinion regarding certain Luxembourg tax considerations with respect to the exchange of

- (A) USD 225.000.000, aggregate principal amount of 7 7/8 % Senior Subordinated Notes (the "Old 7 7/8 % Notes") that FMC Trust Finance S.a.r.l. Luxembourg ("the Company") issued to Fresenius Medical Care Capital Trust IV ("Trust IV") for a like principal amount of 7 7/8 % Senior Subordinated Notes (the "New 7 7/8 % Notes"), and

- (B) EUR 300.000.000, aggregate principal amount of 7 3/8 % Senior Subordinated Notes (the "Old 7 3/8 % Notes", the "Old 7 7/8 % Notes" and the "Old 7 3/8 % Notes" are collectively referred to herein as the "Old Notes") that the Company issued to Fresenius Medical Care Capital Trust V (collectively with Trust IV, the "Trusts"), for a like principal amount of 7 3/8 % Senior Subordinated Notes (the "New 7 3/8 % Notes", the New 7 7/8 % Notes and the New 7 3/8 % Notes are collectively referred to herein as the "New Notes").

Each of the Trusts is a statutory business trust formed under the laws of the State of Delaware pursuant the declaration of trust, as amended (collectively, the "Amended Declarations") entered into between the Company, a private limited company organized under the laws of Luxembourg (and a wholly-owned subsidiary of Fresenius Medical Care AG (Aktiengesellschaft) ("FMC AG"), a stock corporation organized under the laws of the Federal Republic of Germany), FMC AG and the trustees of the Trusts.

The terms of the New Notes are identical in all material respects to the respective terms of the Old Notes, except that (i) the New Notes will not contain the minimum principal amount transfer restrictions, and (ii) the New Notes will not provide for any increase in the interest rate thereon.

In connection with rendering our opinion, we have examined the Registration Statement on Form F-4 as proposed to be filed with the SEC (the "Registration Statement") and the form of Preliminary Prospectus as at July 31, 2001 included therein (the "Prospectus").

                                           FMC Trust Finance S.a.r.l. Luxembourg
                                         Fresenius Medical Care Capital Trust IV
                                          Fresenius Medical Care Capital Trust V
                                                                  August 1, 2001



In addition, we have assumed that all parties have the requisite power and authority to enter into and perform all obligations thereunder. We have also assumed that the New Notes will not differ, in any material aspect, from the description thereof set forth in the Prospectus.

Our opinion is based on existing Luxembourg tax law, all of which is subject to change. Any such change could affect the validity of our opinion.

On June 20, 2001, the Luxembourg taxing authorities confirmed that the Old 7 7/8 % Notes and the Old 7 3/8 % Notes qualified as debt for Luxembourg tax purposes. As the terms of the New Notes are - except for the changes stated above - identical to the respective Old Notes, we are of the opinion that the New Notes qualify in the same way as debt as the Old Notes.

Therefore we hereby confirm the tax consequences set forth in the Chapter "Tax consideration" of the Prospectus under the headings "Luxembourg" and "Proposed EU Information Reporting/Withholding Tax Directive", which are the following, are accurate in all material respects:

"PROPOSED EU INFORMATION REPORTING/WITHHOLDING TAX DIRECTIVE

The European Union is currently considering proposals for a new directive regarding the taxation of savings income. A new draft directive has been promulgated on July 18, 2001. Subject to a number of important conditions being met, it is proposed that member states will be required to provide to the tax authorities of another member state details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident, as well as to other forms of organizations such as partnerships and trusts, in that other member state, subject to the right of certain member states to opt instead for a withholding system for a transitional period in relation to such payments. Luxembourg has opted to adopt a withholding system for a period of seven years for payments made to individual beneficial owners of securities (which may include, for example, individuals who hold interests through forms of organizations such as partnerships and trusts, among others) who are resident in a member state of the European Union that is different from the member state of the issuer of the securities or the member state of any paying agent (which could, for these purposes, include a person making payment in respect of the securities on behalf of the issuer or on behalf of the holder). Thus, if the directive is adopted, payments made at the latest on or after January 1, 2004 by a Luxembourg issuer of securities or through a Luxembourg paying agent in respect of instruments issued after March 1, 2001 could be subject to withholding tax under the directive. There can be no assurance that the directive will be adopted as proposed or as to the final terms of such directive.

LUXEMBOURG

The note issuer intends to treat the notes as debt for all Luxembourg tax purposes and will report payments made on the notes in a manner consistent with such characterization.

Under existing Luxembourg law, all payments of interest under the notes to a holder of the notes who is not currently, and has never been, a Luxembourg citizen or resident, will be free of withholding tax or any similar taxes of whatsoever nature.

No income tax and capital tax will be due on interest received or profits realized upon disposition of any notes by a holder, provided such holder is not currently, and has never been, a Luxembourg citizen or resident, and such holder has no permanent establishment in Luxembourg and the notes are not effectively connected with such permanent establishment.

No net wealth tax will be due in respect of the notes and no estate or inheritance taxes will arise in Luxembourg on the transfer of any notes by way of gift, or on death of a holder, provided such holder is not currently, and has never been, a Luxembourg citizen or resident, and such holder has no permanent establishment in Luxembourg.

THE LUXEMBOURG TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE TRUST PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN LUXEMBOURG OR OTHER TAX LAWS."

This opinion does not address other possible accounting and tax implications for FMC Trust Finance S.a.r.l. Luxembourg-III resulting from the aforementioned exchange of financial instruments.

This opinion and all future work concerning this file has been, and will be prepared on the basis of the law, publicly available jurisprudence and the current practice in Luxembourg. The opinions will not be updated, unless a written request received from you. The opinions cannot be communicated to third parties without the express written permission of KPMG. Our maximum liability arising for any reason in relation to the services rendered under this opinion, will be limited to ten times the amount invoiced by KPMG for these services. Any legal dispute in relation to the above would fall exclusively under the competence of the Luxembourg Courts.


We consent to the filing of this opinion as an exhibit to the Registration of Statement and to the reference to our firm under the caption "Luxembourg" and "Proposed EU Information Reporting/Withholding Tax Directive" in the Chapter "Tax consideration" of the Prospectus forming a part thereof.


Yours sincerely,




/s/ Birgit Hoefer                         /s/ Roger Molitor
Partner - KPMG Tax Advisers Luxembourg   Partner - KPMG Tax Advisers Luxembourg